Exhibit 10.2

DIRECTORSHIP AGREEMENT

This directorship agreement (the ‘Agreement’) is entered into on March 28th 2026 between

Terra Innovatum Global N.V., a Dutch public limited liability company, with legal seat in Amsterdam, the Netherlands, registered with the Dutch trade register under number 98523554 (hereinafter, the Company”)

and

Ms. Katherine Williams, born on 15th August, in 1957 (the “Manager”)

(the Company, on the one hand, and the Manager, on the other hand, are collectively referred to as the Parties’ and individually as a Party’)

WHEREAS

(A) the Manager has been appointed on 28th March as an executive director of the Company to cover the role of Chief Financial Officer (the “Office”) until after the close of the annual general meeting of the Company to be held in 2027, relevant for the approval of the financial statements referrable to fiscal year 2026;

(B) the Manager is also employed by Terra Innovatum Corp. a U.S. based subsidiary of the Company within the Group (the “US Subsidiary”) under an employment agreement granting an overall compensation covering any assignment or position held by the Manager within the Group, including the Office, separately governed by a specific employment agreement (the “US Employment Relationship”);

(C) the Parties intend to determine with this agreement (the Agreement”) terms and conditions of the Office.

WHEREAS, the Parties agree as follows:

1.	BACKGROUND

1.1. The recitals form an integral part of this Agreement.

2.	INTERPRETATION

2.1. The terms defined in this Agreement shall be used with the specific meaning attributed to them in this Agreement. This Agreement does not constitute a contract of employment within the meaning of Section 7:610 et seq. of the Dutch Civil Code (DCC).

3.	TERM OF THE OFFICE

3.1. The Parties agree and the Manager undertakes to hold the Office until after the close of the annual general meeting of the Company to be held in 2028, relevant for the approval of the financial statements referrable to fiscal year 2027 (the “Termination Date”).

3.2. The Office, therefore, shall be renewed following the approval of the financial statements referrable to fiscal year 2026 up to the Termination Date and the Manager undertakes to accept such renewal. Following the Termination Date the Parties intend to not renew the Office unless otherwise agreed in writing. Up to the Termination Date the terms and conditions set forth in this Agreement shall apply, unless otherwise agreed in writing.

4.	TERMINATION AGREEMENT

4.1. The Manager confirms that the Office and the Agreement are strictly connected and agrees that the termination of one will determine the automatic and immediate termination of the other. Additional Assignments (as defined below), if any, as well as the US Employment Relationship should also cease together with immediate effect with the Office and the Agreement, without prejudice to the termination indemnities and clauses specifically governed under the agreement governing the US Employment Relationship to the extent they become applicable according to the terms and conditions included therein.

4.2. This Agreement shall end automatically at the Termination Date of the Office as envisaged under paragraph 3.1 above, without the need of any notice and the termination as of the Termination Date will trigger no further payment or indemnity.

4.3. The Manager is authorised to terminate this Agreement prior the Termination Date rendering her resignations in writing, taking into account a notice period of thirty (30) days.

4.4. The Office may be terminated prematurely compared to the Termination Date at any time by the competent corporate body of the Company in accordance with the Company’s articles of association and the relevant Sections of the DCC, in which case this Agreement shall terminate by operation of law effective as per the date of the relevant dismissal resolution.

4.5. In derogation from paragraph 4.3 of this agreement, the Company can terminate at any time this Agreement with immediate effect by means of a written statement in case of a just cause of removal as referred to in paragraph 8.2(i) of this Agreement.

4.6. Likewise in derogation from paragraph 4.3 of this Agreement, the Manager can terminate this Agreement with immediate effect at any time by means of a written statement in case of a just cause of resignation as referred to in paragraph 8.2(ii) of this Agreement.

4.7. The Manager confirms to be available to hold other corporate offices or assignments in other companies, controlling and controlled as well as under common control with the Company, other than the Office and the US Employment Relationship, in the Netherlands, Italy and/or abroad (the “Group”) that may be reasonably requested from time to time (the Additional Assignments”).

5.	DUTIES OF THE MANAGER

5.1. The Office has been assigned to the Manager on the basis of the fiduciary relationship with the Company and its shareholders. The Manager shall exercise the Office and the powers entrusted with the utmost diligence and care, shall act correctly and faithfully towards the Company to the best of her knowledge, power and ability and shall make all possible efforts to promote, protect, develop and expand the business and interests of the Company and the other Group companies and shall at all times act in the interests of the Company and the enterprise connected with it. The Manager shall also:

-	refrain from conducting business, on her own behalf or on behalf of third parties, in competition with the Company and / or the Group, without prejudice to the obligation of exclusivity set out in Section 11, and from engaging in a conduct that, by its nature, is in conflict with the duties connected with her participation in the Company’s and / or the Group’s organisation and/or may give rise to a conflict of interest

-	abide by the policies in use at the Company and / or the Group (or, alternatively, by the policies that will be implemented by the Company and / or the Group);

-	previously agree with the Company the content of any interviews or releases of information on financial data and performance of the Company and / or the Group.

5.2. The Manager shall act consistently with the strategic/operational guidelines and directions provided by the board of directors of the Company.

6.	FIXED COMPENSATION

6.1. Fixed yearly compensation – As fixed compensation for the Office the Manager will receive a fixed annual compensation of EUR 200,000 (two hundred thousand/00) gross of any applicable withholding and legal charges (the Fixed Compensation”). For financial year 2026, the Fixed Compensation shall be recognized pro-rata temporis for the months of actual service. The Fixed Compensation will reward any activity and obligations provided in the Agreement.

6.2. The Parties acknowledge that the Manager is also employed by the US Subsidiary under an employment agreement granting an overall compensation covering any assignment or position held by the Manager within the Group, including the Office. In light of the foregoing, the Parties agree that the Fixed Compensation due to the Manager under this Agreement shall be entirely transferred by the Company directly to the US Subsidiary. The payment of the Fixed Compensation by the Company to the US Subsidiary shall fully satisfy and discharge any and all obligations of the Company towards the Manager with respect to the Fixed Compensation, and the Manager hereby waives any claim against the Company for direct payment of such amounts to the US Subsidiary. The Manager acknowledges that the receipt of the Fixed Compensation from the US Subsidiary, as part of her overall employment compensation, constitutes adequate consideration for the performance of the Office.

6.3. After the termination of the Office and this Agreement, the Manager will never (be able to) claim entitlement to any compensation other than that already paid by the Company to the US Subsidiary under this Agreement.

7.	REIMBURSEMENT OF EXPENSES

The Company shall directly bear or in any case reimburse the Manager for the expenses actually incurred in connection with the performance of the Office, against relevant justification documents and in accordance with the Company’s policies as in effect from time to time.

8.	GOOD LEAVER / BAD LEAVER PROVISIONS AND CONNECTION CLAUSE

8.1. For any purpose of this Agreement, the Manager will be deemed:

(i) a “Good Leaver” in case of termination of the Office prior the Termination Date as a consequence of (i) revocation/withdrawal/non renewal by the Company not grounded on a just cause of removal; (ii) death or Disability (as defined below); (iii) Manager’s resignations or non acceptance of the renewal grounded on a just cause of resignation. For purposes of this Agreement, “Disability” means a disability that renders the Manager unable, due to physical or mental incapacity, to substantially perform her duties and responsibilities hereunder for 120 days out of any 365-day period or for 120 consecutive days. In the event of any question as to the existence, extent or potentiality of the Manager’s Disability upon which the Company and the Manager cannot agree, such question shall be resolved by a qualified, independent physician mutually agreed to by the Company and the Manager, the cost of such examination to be paid by the Company. If the Company and the Manager are unable to agree on the selection of such an independent physician, each shall appoint a physician and those two physicians shall select a third physician who shall make the determination of whether the Manager has a Disability. The written medical opinion of such physician shall be conclusive and binding upon each of the Parties as to whether a Disability exists and the date when such Disability arose.

(ii) a “Bad Leaver” in case of termination of the Office prior the Termination Date for any cause that it is not a Good Leaver, unless the board of directors of the Company qualifies such cause expressly and discretionarily as a Good Leaver. Bad Leaver includes (but shall not be limited to) (i) revocation/withdrawal/non renewal prior the Termination Date by the Company grounded on a just cause of removal; or (ii) Manager’s resignations or non acceptance of the renewal prior the Terminate Date not grounded on a just cause of resignation.

8.2. For the purposes of paragraph 8.1 above:

(i) A “just cause of removal” shall mean (a) commission by the Manager of any felony and / or crime involving moral turpitude or dishonesty and/or (b) participation of the Manager in a fraud against the Company or any other Group company; (c) a material breach by the Manager of any material obligation provided under this Agreement and/or of the obligations, including statutory obligations, connected to the Office or any Additional Assignment (if any), due to intentional wrongdoing or gross negligence by the Manager to the extent not cured by the Manager within 30 (thirty) business days from the delivery by the Company of a written notice indicating such a breach, and/or (c) intentional and material damage by the Manager to the Company’s or any other Group companies’ properties, and/or (d) material breach by the Manager of any Company’s or Group’s policy and / or material breach by the Manager of any proprietary information and / or invention assignments agreements in place with the Company and / or any other Group Company.

(ii) A “just cause of resignation” shall mean (a) any serious circumstances in which the Office cannot reasonably continue due to a material breach by the Company of its obligations under this Agreement towards the Manager; (b) any material diminution of the Manager’s aggregate compensation, including without limitation Fixed Compensation, MBO Bonus, any equity incentive compensation (it being understood that reductions which shall not exceed 20% in aggregate of the overall value shall not constitute a just cause of resignation if applied extensively and simultaneously to all other executive directors); and/or (c) a material diminution of the Manager’s powers, duties and/or responsibilities not grounded on a just cause of removal; provided, however, that, in each case of sub-clauses (a), (b) and (c) above, such event shall constitute a just cause of resignation only if (x) the Manager has provided the Company with written notice reasonably detailing such event within thirty (30) days after the initial occurrence thereof or, if later, within thirty (30) days after the date upon which the Manager first becomes aware of such event, (y) the Company fails to cure such event within thirty (30) days after delivery of such written notice, and (z) the Manager actually terminates this Agreement for such uncured event, on at least ten (10) days’ prior written notice, within thirty (30) days following the expiration of such thirty (30) day cure period.

8.3. The Parties agree and acknowledge - for the purposes set forth herein - the existence of a specific connection between the Office, the US Employment Relationship and any other Additional Assignment held by the Manager in the Group. For such reason in the event of termination of the Office, for any reason whatsoever, the Manager undertakes to resign, on the same date, also from the US Employment Relationship, as well as from such other Additional Assignments held in the Group and vice versa, provided that if the Office (or the US Employment Relationship or any other Additional Assignment) terminated for events qualifying the latter as a Good Leaver her resignations from the Office, the US Employment Relationship and from any other Additional Assignments shall not affect in any way such status and the protections granted under the agreement governing the US Employment Relationship will apply in full. In parallel in case of termination of the Office, the US Employment Relationship or any other Additional Assignments for events which would qualify the Manager as a Bad Leaver the latter undertakes to resign on the same date from any of the other relationships ongoing with the Company or the Group (it being understood that such termination occurring in any company of the Group shall qualify the Manager as a Bad Leaver).

8.4. It remains understood that the non renewal of the Office following the Termination Date due to natural expiry will not be qualified as a Good Leaver / Bad Leaver event and the Manager will not be entitled to any other indemnity or protection having the parties agreed that the natural expiry of the Office will fall as of the Termination Date.

9.	EXCLUSIVITY

9.1. For the whole term of the Office the Manager shall be compelled to devote all her professional effort into performing the tasks and powers granted; as a consequence, starting from the same date, the Manager undertakes, during the whole term of the Office, not to perform directly or indirectly, without the prior written consent of the board of directors of the Company, any other kind of work activity, even on an occasional or free basis, whether of an autonomous or subordinate nature, even if not in competition and/or conflict with that of the Company or the Group.

9.2. The Manager, in order to obtain the authorization of the board of directors to conduct other activities shall present a formal request to the latter indicating, for each further role to be undertaken, the following elements: the position, type of activities involved, volume of hours required, declaration regarding the absence of conflicts of interest, the compensation associated with the position if any. The board of directors shall at its discretion approve in writing the authorization to conduct such other activities / roles.

9.3. The breach by the Manager of the obligations under this clause during the term of the Office shall constitute, as per the agreement of the parties, a just cause for removal from the Office.

10.	SECRECY AND CONFIDENTIALITY OBLIGATIONS

10.1. The Manager acknowledges and unconditionally accepts that all Confidential, Secret and Privileged Information of which she will become aware in the performance of the Office and the powers shall be of a strictly confidential and privileged nature.

10.2. Therefore, the Manager shall be bound, during the term of Office and after the termination thereof, save for prior written authorization from the Company and without prejudice to the need to fulfil in good faith the obligations imposed by law or by order of a judicial authority, to:

(i)	keep all Confidential, Secret and Privileged Information strictly confidential;

(ii)	not to disclose, publish and/or divulge to any person, directly or indirectly, in writing and/or orally and/or in any other manner, the Confidential, Secret and Privileged Information;

(iii)	take all necessary and indispensable measures to keep Confidential, Secret and Privileged Information strictly private, secret and confidential;

(iv)	exercising the utmost diligence and caution in the handling of Confidential, Secret and Privileged Information;

(v)	not to use, directly or indirectly, Confidential, Secret and Privileged Information for purposes other than the proper performance of institutional duties; and

(vi)	not use any of the Confidential, Secret and Privileged Information in a way detrimental, directly or indirectly, to the Company and/or another company of the Group.

10.3. Violation of the provisions contained in this clause by the Manager during the term of office shall, as per agreement of the Parties, constitute a just cause of removal of the Manager from the Office.

10.4. For the purposes of this clause (Secrecy and Confidentiality Obligations), Confidential, Secret and Privileged Information” shall mean all commercial, economic, accounting and production data and information of the Company and each company of the Group (including, but not limited to, any technical, commercial, financial or legal information relating to the same, including analyses, research, memoranda, notes, reports, data, studies, processes, formulas, trade or industrial secrets, know-how, technical, financial and management information and models, names and data of customers, business partners and/or suppliers, business transactions, contracts, reports, plans, market projections, data or other documents and/or materials of any format remuneration, incentive and personnel management policies, business plans, budgets, as well as industrial, commercial, sales, business, marketing, pricing, licensing development projects and strategies, costs, special supply conditions, lists of suppliers and distributors, non-public financial information as well as the database of the Company and of the companies of the Group), as well as all copies and extracts containing or based, in whole or in part, on any such information and regardless of whether or not it is identified as confidential or reserved or whether it has been transmitted orally or in writing and provided that it is not already in the public domain due to a fact not attributable to the Manager.

11.	INTELLECTUAL PROPERTY

11.1. The Company shall be the exclusive owner of all the economic rights on the trademarks, original works, software, designs and models, data bank, reports, projects, slogans and/or any other intellectual property right or asset originated solely by the Manager or jointly with others or that the Manager has concurred in their origination and/or development/application, in the execution of the Office. The Company will be free to use, record, sell, license or make any other use of all such inventions and other works, without having to report to the Manager, without prejudice to the recognition of the moral rights mandatorily provided for by law.

11.2. The Manager shall be obliged to promptly inform the Company immediately in writing, on simple request of the Company, of all inventions and works eventually conceived, created or developed, as provided in this clause. It is understood that the Company is not obliged to recognize the Manager any compensation or indemnity for any inventive activity (also in case it occurs in the form of a mere participation) which may be engaged or as a result of the exploitation and / or obtaining of related intellectual property rights by the Company, since in the determination of the Fixed Compensation, it has already been taken into account any and all hypothetical inventive activity.

11.3. By signing the Agreement, the Manager transfers, therefore, for all purposes and effects set by law, to the Company or a third party indicated by the latter, the full effect of such rights, without exception, including intellectual property rights, relating to the above-mentioned inventions and works, unless these rights are already due to the Company and/or the Group in accordance with the same laws.

11.4. The above rights may be transferred by the Company or by the companies of the Group to third parties, both in Italy and abroad.

11.5. The Manager will be bound, even after the termination of the corporate relationship, to provide full cooperation required by the Company or the Group in order to obtain protection, allocation, access, maintenance and consolidation of the rights assigned or transferred to the Company or the Group. All costs related to such cooperation after the termination of the corporate relationship will be borne by the Company or the Group.

11.6. Violation of the provisions contained in this clause by the Manager during the term of office shall, as per agreement of the Parties, constitute a just cause of removal of the Manager from the Office.

12.	NON DISPARAGEMENT CLAUSE

The Manager undertakes, even after the termination of the Office, for whatever reason occurred, not to issue statements, make judgments and/or carry out activities in any form whatsoever (including on social networks) that may be disparaging, damaging or prejudicial to the Company’s or the Group’s image, reputation and/or activity. The Manager further undertakes not to make judgments and/or carry out activities in any form whatsoever (including on social networks) that may be disparaging, damaging or prejudicial to the commercial and promotional activities of the Company, of the Group and its relevant companies and of their shareholders, both in the strict sense and in the broader or improper sense (and therefore with reference to the family of shareholders and the fund) of the Company. In a symmetrical manner the Company undertakes not to make any disparaging statements against the Manager after the termination of the Office and this clause will apply reciprocally for the Company towards the Manager.

13.	NON-SOLICITATION CLAUSE

13.1. For all the duration of the Office and for a period of 12 (twelve) months after the termination of the same, for whatever reason, the Manager agrees:

a.	not to propose or induce, directly or indirectly, on her own or even by way or on behalf of a third party (including trustees or trusted persons), any employee, director, collaborator or supplier of the Company and/or the Group to terminate their existing relationship in order to establish a different or similar relationship, of any nature whatsoever, with third parties;

b.	not to make, directly or indirectly, on her own or even through third parties (including trustees or trusted persons), offers for jobs/collaboration and/or not to enter into, directly or indirectly, on her own or even through third parties (including trustees or trusted persons), any agreement, including employment contracts or those of an autonomous nature with employees, managers, suppliers, agents or collaborators of the Company and/or the Group (or to those who have been in the 12 months prior to the termination of the employment relationship);

c.	not to solicit, directly or indirectly, on her own behalf or even through third parties (including trustees or trusted persons), any employee, manager, supplier or collaborator of the Company and/or of the Group or to interfere in any way in the relationships between the Company and/or the Group and their employees, managers, collaborators, agents and/or suppliers;

d.	not to induce, or attempt to induce, clients of the Company and/or the Group, to terminate, suspend or amend the relationships in force with the Company and/or the Group, and undertakes to refrain from contacting clients and/or promoting or soliciting the formalization of contracts with clients or conduct affairs of any type and in any form with clients of the Company and/or the Group;

e.	not to induce any third party (including trustees or trusted persons) to engage in the conducts under points 15.1(a), (b), (c) and (d) above.

14.	MISCELLANEOUS

14.1. No failure to exercise or delay in exercising any right or remedy under this Agreement shall constitute a waiver thereof. No single or partial exercise of any right or remedy under this Agreement shall prevent any other or further exercise thereof or the exercise of any other right or remedy.

14.2. If any provisions of this Agreement is or becomes invalid or unenforceable under any applicable law, the validity or enforceability of the remaining provisions shall not be affected in any manner. However, the Parties shall negotiate in good faith the replacement of such invalid or unenforceable provisions with other provisions achieving the same substantial effects to the maximum extent permitted by Law.

14.3. Any waiver or amendment of this Agreement, including this clause, shall only be valid and enforceable unless it is in writing and duly signed by both Parties.

14.4. This Agreement, together with the agreement governing the US Employment Relationship, confirms and fully reflects the understanding between the Parties with respect to the matters set forth herein and therein.

14.5. It remains understood that the actual engagement of the Manager shall in any case be conditional to the fact that the latter, at the time of engagement, will be free from any obligation of any kind, including but not limited to post contractual non-competition covenants, that may bind her to her previous employer or to any other third party, or other arrangements that may in any way limit or prevent her from working for the Company, including any causes of ineligibility, incompatibility and/or forfeiture. Failure to comply with the aforesaid conditions on the date of appointment and/or of hiring, as well as at any time thereafter, shall constitute just cause for revocation and, in any event, shall invalidate any commitment of the Company towards the Manager.

15.	APPLICABLE LAW AND JURISDICTION

15.1. The Agreement is governed by Italian law.

15.2. Any disputes arising between the parties concerning the interpretation, validity, performance or termination of the Agreement will be submitted to the Courts of Milan.

/s/ Alessandro Petruzzi	/s/ Katherine Williams
The Company	The Manager

For specific approval of the following clauses of the Agreement pursuant to Sections 1341 and subsequent of the Italian civil code: 3. (Term of the Office); 4. (Termination agreement); 6. (Fixed Compensation); 8. (Good Leaver / Bad Leaver provisions and connection clause); 9. (Exclusivity); 10. (Secrecy and Confidentiality Obligations); 11. (Intellectual Property); 12. (Non-Disparagement Clause); 13. (Non-solicitation clause); 14. (Miscellaneous); 15.2 (Jurisdiction).

/s/ Katherine Williams
The Manager